PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 54 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 2, 1996                       Dated December 5, 1996; Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
           Senior Euro Fixed Rate Bearer Notes Due December 17, 1999

               The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Bearer Notes Due December 17, 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement. The
Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               The Notes are further described under "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:
  YEN 3,000,000,000

MATURITY DATE:
  December 17, 1999

DATE OF ISSUANCE AND SETTLEMENT DATE:
  December 17, 1996

INTEREST ACCRUAL DATE:
  December 17, 1996

TOTAL AMOUNT OF OID:  N/A

ORIGINAL YIELD TO MATURITY:
  N/A

ISSUE PRICE:  100.25%

REDEMPTION PRICE:  100.00%

PAYING AGENT:  The Chase Manhattan Bank (London Branch)

INITIAL REDEMPTION DATE:   N/A

INITIAL REDEMPTION PERCENTAGE:
  N/A

ANNUAL REDEMPTION  PERCENTAGE
  REDUCTION:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

INTEREST RATE:  1.20% per annum

INTEREST PAYMENT DATES:
  Each December 17, commencing December 17, 1997

APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION:   N/A

IF YES, STATE ISSUE PRICE:  N/A

OPTIONAL REPAYMENT DATE(S):   N/A

DENOMINATIONS:  YEN 100,000,000

SPECIFIED CURRENCY:  Japanese Yen

CALCULATION AGENT: The Chase Manhattan Bank (London Branch)

BUSINESS DAYS:  Tokyo, New York, London

ISIN: XS0071991987

COMMON CODE: 7199198

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             MORGAN STANLEY & CO.
                                  International